Northwest Pipe Company
5721 SE Columbia Way, Suite 200
Vancouver, Washington 98661

September 12, 2017

VIA EDGAR

Securities and Exchange Commission
Division of Corporation Finance
100 F Street, N.E.
Washington, D.C. 20549-6010

Attention:	Jay Ingram, Legal Branch Chief
Chris Ronne, Staff Attorney

Re:	Northwest Pipe Company
Registration Statement on Form S-3
File No. 333-216802

Ladies and Gentlemen:

In accordance with Rule 461 under the Securities Act of 1933, as amended, we hereby request acceleration of the effective date of the above-referenced Registration Statement on Form S-3 (the “Registration Statement”) of Northwest Pipe Company. We respectfully request that the Registration Statement become effective as of 4:30 p.m., Washington, D.C. time, on September 15, 2017, or as soon as practicable thereafter.

Once the Registration Statement has been declared effective, please confirm that event with our counsel, Ater Wynne LLP, by calling Gregory E. Struxness at (503) 226-8449.

Very truly yours,

Northwest Pipe Company

By:	/s/ Scott Montross
Scott Montross
President and Chief Executive Officer

cc:	Gregory E. Struxness
Ater Wynne LLP